Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated April 2, 2007, relating to the consolidated financial statements of US LEC Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the completion of the merger between the Company and PAETEC Corp. on February 28, 2007, pursuant to the Merger Agreement dated August 11, 2006, as amended), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina

August 11, 2009